Exhibit 99.1

Press Release

Zynga Reports First Quarter 2012 Financial Results

- Highest Ever Bookings of $329 Million, Up 15% Year-Over-Year and Up 7% From Q4 2011

- Strong Growth in Player Network with 182 Million Monthly Unique Users, Up 25% Year-over-Year

- Zynga Raises Bookings and EBITDA Guidance for Fiscal Year 2012

SAN FRANCISCO, Calif. – April 26, 2012 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading provider of social game services, today announced financial results for the quarter ending March 31, 2012.

•	Q1 record bookings of $329 million, up 15% year-over-year

•	Q1 revenue of $321 million, up 32% year-over-year

•	Q1 adjusted EBITDA of $87 million, down 23% year-over-year driven primarily by increased investment in new game development

•	Q1 non-GAAP EPS of $0.06 and GAAP EPS of ($0.12)

“We’re pleased with the progress that Zynga has made in the first quarter growing our audience reach 25% year over year and nearly 20% quarter over quarter. Our team did a great job launching 5 new games across mobile and web including new hits like Hidden Chronicles, Slingo and Scramble with Friends,” said Mark Pincus, CEO and Founder of Zynga.

Financial Highlights (in thousands, except per share data)

	Quarter ended
	Mar 31, 2012	Mar 31, 2011
Non-GAAP Results
Bookings	$329,164	$286,598
Adjusted EBITDA	$86,752	$112,263
Non-GAAP net income	$47,049	$75,415
Non-GAAP earnings per share	$0.06	$0.11

GAAP Results
Revenue	$320,972	$242,890
Net income (loss)	($85,351)	$16,758
Diluted net income (loss) per share	($0.12)	$0.00

Business Highlights

•	Daily active users (DAUs) increased from 62 million in the first quarter of 2011 to 65 million in the first quarter of 2012, up 6% year-over-year.

•	Monthly active users (MAUs) increased from 236 million in the first quarter of 2011 to 292 million in the first quarter of 2012, up 24% year-over-year.

•	Monthly unique users (MUUs) increased from 146 million in the first quarter of 2011 to 182 million in the first quarter of 2012, up 25% year-over-year.

•	Average daily bookings per average DAU (ABPU) increased from $0.051 in the first quarter of 2011 to $0.055 in the first quarter of 2012, up 8% year-over-year.

•	Monthly Unique Payers (MUPs) increased from 2.9 million in the fourth quarter of 2011 to 3.5 million in the first quarter of 2012, up 21% sequentially.

•	Zynga experienced growth in both mobile and web bookings year-over-year and quarter-over-quarter, with the majority of bookings growth coming from mobile.

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Zynga added six games during the first quarter of 2012, including two titles on web-based platforms: Hidden Chronicles, our first game in the hidden object category, and Zynga Slingo, our first game in the arcade category. Zynga added four titles on mobile platforms: Scramble with Friends, Dream PetHouse, Dream Heights, and Draw Something, which we acquired in March 2012.

•

As of March 31, 2012, Zynga held eight of the top ten games on Facebook, based on DAUs, including CastleVille, launched in the fourth quarter of 2011, and Hidden Chronicles, launched in the first quarter of 2012.

•

In March, we launched the Zynga Platform, which includes Zynga.com (beta release), a new destination for social games, and Zynga Platform Partners, a program that enables third-party developers to publish their games through Zynga.

First Quarter 2012 Financial Summary

•	Bookings: Bookings were $329.2 million for the first quarter of 2012, an increase of 15% compared to the first quarter of 2011 and an increase of 7% compared to the fourth quarter of 2011.

•

Revenue: Revenue was $321.0 million for the first quarter of 2012, an increase of 32% compared to the first quarter of 2011 and an increase of 3% compared to the fourth quarter of 2011. Online game revenue was $292.8 million, an increase of 27% compared to the first quarter of 2011 and an increase of 3% compared to the fourth quarter of 2011. Advertising revenue was $28.2 million, an increase of 117% compared to the first quarter of 2011 and an increase of 3% compared to the fourth quarter of 2011.

•

Adjusted EBITDA: Adjusted EBITDA was $86.8 million for the first quarter of 2012, a decrease of 23% compared to the first quarter of 2011 due primarily to increased investment in developing new games. Adjusted EBITDA was up 28% from the prior quarter.

•

Net income (loss): Net loss was $85.4 million for the first quarter of 2012 compared to net income of $16.8 million for the first quarter of 2011. $133.9 million of stock-based expense was included in the net loss for the first quarter of 2012 compared to $14.5 million of stock-based expense included in the first quarter of 2011.

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Non-GAAP net income: Non-GAAP net income was $47.0 million for the first quarter of 2012, a decrease of 38% compared to the first quarter of 2011 and an increase of 27% compared to the fourth quarter of 2011.

•	EPS: Diluted EPS was ($0.12) for the first quarter of 2012 compared to $0.00 for the first quarter of 2011.

•	Non-GAAP EPS: Non-GAAP EPS was $0.06 for the first quarter of 2012 compared to $0.11 for the first quarter of 2011 and $0.05 for the fourth quarter of 2011.

•

Cash and cash flow: As of March 31, 2012, cash, cash equivalents and marketable securities were $1.5 billion, compared to $995.6 million as of March 31, 2011 and $1.9 billion as of December 31, 2011. Cash flow from operations was $78.8 million for the first quarter of 2012, compared to $103.7 million for the first quarter of 2011. Free cash flow was $43.8 million for the first quarter of 2012, compared to $53.4 million for the first quarter of 2011.

•

Secondary offering: On April 3, 2012 Zynga completed an underwritten public offering of 49,414,526 shares of its Class A common stock. As part of the offering, all selling stockholders, as well as all officers and directors, agreed to lock-up agreements that extend the transfer restrictions on their shares until at least 90 days following the offering. The principal purposes of the offering were to facilitate an orderly distribution of shares and to increase the company’s public float. Zynga did not receive any proceeds from the sale of shares in the offering.

2012 Outlook

As of today, we’re updating our outlook for 2012 as follows:

•

Bookings are projected to be in the range of $1.425 billion to $1.5 billion. We expect that growth will be weighted towards the second half of the year with slower sequential growth in the first half of the year.

•	Adjusted EBITDA is projected to be in the range of $400 million to $450 million.

•	Stock-based expense is projected to be in the range of $420 million to $445 million excluding the impact of equity awards that may be granted in connection with potential future acquisitions.

•	Capital expenditures are projected to be in the range of $390 million to $410 million which includes the purchase of our corporate headquarters building in April 2012.

•	Our effective tax rate for non-GAAP net income is projected to be in the range of 25% to 30%.

•	Non-GAAP weighted-average diluted shares outstanding are projected to be approximately 880 million shares in the fourth quarter of 2012.

•	Full year 2012 non-GAAP EPS is projected to be in the range of $0.23 to $0.29.

Conference Call Details:

Zynga will host a conference call today, April 26, 2012, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of our website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga (www.zynga.com):

Zynga Inc. (NASDAQ: ZNGA) is the world’s leading provider of social game services with more than 290 million monthly active users playing its games, which include CityVille, Zynga Poker, Draw Something, Hidden Chronicles, FarmVille, CastleVille, Words With Friends, Empires & Allies, Scramble With Friends, Café World, The Pioneer Trail, Indiana Jones™ Adventure World and Mafia Wars. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Google+, Tencent, Apple iOS and Google Android. Through Zynga.org, Zynga players have raised more than $10 million for world social causes.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for full year 2012 bookings, adjusted EBITDA, stock-based expense, capital expenditures, effective tax rate for non-GAAP net income, weighted-average diluted shares, and non-GAAP EPS; our higher growth rate in the second-half of 2012; our launch of successful new games; and our future operational plans. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our ability to launch new games in a timely manner and monetize these games, our ability to control expenses, competition, changing interests of players, intellectual property disputes or other litigation, our relationship with Facebook or changes in the Facebook platform, acquisitions by us and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on March 23, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 could differ from the preliminary results we have announced in this press release.

DAU, MAU, MUU, MUP and ABPU figures presented in this press release represent the average for each period presented. The figures presented in this press release represent the quarterly average of the three months within each quarter presented.

MUPs represent the aggregate number of unique players who made a payment at least once during the applicable month through a payment method for which we can quantify the number of unique payers. MUPs do not include payers who use certain payment methods for which we cannot quantify the number of unique payers. If a player made a payment in our games on two separate platforms (e.g. Facebook and Google+) in a month, the player would be counted as two unique payers in that month. Average MUP data in this press release includes MUPs from our top mobile games; certain smaller titles do not provide unique payer data.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of bookings outlook to revenue, adjusted EBITDA outlook to net income (loss), non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations. Accordingly, a reconciliation to revenue, net income (loss), GAAP effective tax rate and GAAP EPS for our outlook is not available without unreasonable effort.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS are:

•	Adjusted EBITDA and non-GAAP net income do not include the impact of stock-based expense;

•	Bookings, adjusted EBITDA and non-GAAP net income do not reflect that we defer and recognize revenue over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses and interest income;

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Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income do not include gains and losses associated with legal settlements;

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Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, and removing the excess income tax benefits or costs associated with stock-based awards;

•	Non-GAAP EPS treats shares of convertible preferred stock as if they had converted into common stock at the beginning of the applicable period presented;

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Non-GAAP EPS gives effect to all dilutive awards outstanding, including stock options, warrants and unvested restricted stock units that were excluded from the GAAP diluted earnings per share calculation and

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Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income and non-GAAP EPS differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income, free cash flow and non-GAAP EPS along with other financial performance measures, including revenue, net income and our financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact:

Investors - Krista Bessinger

415-339-5266

investors@zynga.com

Press - Dani Dudeck

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$361,074	$1,582,343
Marketable securities	701,662	225,165
Accounts receivable	146,746	135,633
Income tax receivable	6,430	18,583
Deferred tax assets	21,794	23,515
Restricted cash	260,021	3,846
Other current assets	47,674	34,824

Total current assets	1,545,401	2,023,909
Marketable securities	458,731	110,098
Goodwill	195,796	91,765
Other intangible assets, net	143,426	32,112
Property and equipment, net	255,251	246,740
Restricted cash	60	4,082
Other long-term assets	7,281	7,940

Total Assets	$2,605,946	$2,516,646

Current liabilities:
Accounts payable	$44,312	$44,020
Other current liabilities	181,899	167,271
Current deferred revenue	478,303	457,394

Total current liabilities	704,514	668,685
Deferred revenue	10,534	23,251
Deferred tax liabilities	53,020	13,950
Other non-current liabilities	62,508	61,221

Total Liabilities	830,576	767,107
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	2,537,099	2,426,164
Treasury stock	(282,924)	(282,897)
Other comprehensive income	636	362
Retained earnings	(479,445)	(394,094)

Total stockholders’ equity	1,775,370	1,749,539

Total Liabilities and Stockholders’ Equity	$2,605,946	$2,516,646

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three months ended March 31,
	2012	2011
Revenue:
Online game	$292,780	$229,898
Advertising	28,192	12,992

Total revenue	320,972	242,890
Costs and expenses:
Cost of revenue	90,122	67,662
Research and development	186,876	71,760
Sales and marketing	56,837	40,156
General and administrative	72,715	27,110

Total costs and expenses	406,550	206,688

Income (loss) from operations	(85,578)	36,202
Interest income	1,291	518
Other expense, net	(1,142)	(736)

Income (loss) before income taxes	(85,429)	35,984
Provision for (benefit from) income taxes	(78)	19,226

Net income (loss)	($85,351)	$16,758

Net income attributable to participating securities	—	$15,416

Net income attributable to common stockholders	($85,351)	$1,342

Net income (loss) per share attributable to common stockholders:
Basic	($0.12)	$0.01

Diluted (1)	($0.12)	$0.00

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	707,693	258,168

Diluted	707,693	358,312

Stock-based expense included in the above line items:
Cost of revenue	$6,818	$551
Research and development	78,146	9,333
Sales and marketing	12,915	2,440
General and administrative	35,972	2,182

Total stock-based expense	$133,851	$14,506

(1)	For periods when we have net income, diluted earnings per share results cannot be recalculated using the numbers above due to reallocation of net income as required by the two-class method. Refer to the Net income (loss) per share footnote in the Company’s filings for further details.

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three months ended March 31,
	2012	2011
Net income (loss)	($85,351)	$16,758
Adjustments to reconcile net income (loss) to net cash
Provided by operating activities:
Depreciation and amortization	29,398	17,847
Stock-based expense	133,851	14,506
Accretion and amortization on marketable securities	2,836	868
Loss from sale of property and equipment	12	—
Deferred income taxes	(1,286)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(5,617)	(21,791)
Income tax receivable	14,242	14,661
Other assets	(4,818)	4,346
Accounts payable	(283)	5,074
Deferred revenue	8,192	43,708
Other liabilities	(12,359)	7,680

Net cash provided by operating activities	78,817	103,657
Investing activities
Purchase of marketable securities	(964,741)	(272,418)
Sales of marketable securities	16,747	1,501
Maturities of marketable securities	116,126	285,699
Acquisition of property and equipment	(34,994)	(50,222)
Acquisition of purchased technology and other intangibles	(3,139)	(1,640)
Business acquisitions, net of acquired cash	(182,164)	(10,438)
Purchase of other investments	(38)	—
Restricted Cash	(224,952)	(8,020)

Net cash used in investing activities	(1,277,155)	(55,538)

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands, unaudited)

	Three months ended March 31,
	2012	2011
Financing activities
Taxes paid related to net share settlement of equity awards	($23,500)	$—
Repurchase of common stock	—	(261,270)
Exercise of stock options	533	1,205
Net proceeds from issuance of preferred stock	—	485,314

Net cash (used in) provided by financing activities	(22,967)	225,249
Effect of exchange rate changes on cash and cash equivalents	36	21
Net increase (decrease) in cash and cash equivalents	(1,221,269)	273,389
Cash and cash equivalents, beginning of year	1,582,343	187,831

Cash and cash equivalents, end of period	$361,074	$461,220

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended March 31,
	2012	2011
Reconciliation of Revenue to Bookings
Revenue	$320,972	$242,890
Change in deferred revenue	8,192	43,708

Bookings	$329,164	$286,598

Reconciliation of Net income(loss) to Adjusted EBITDA
Net income (loss)	($85,351)	$16,758
Provision for (benefit from) income taxes	(78)	19,226
Other expense, net	1,142	736
Interest income	(1,291)	(518)
Legal settlement	889	—
Depreciation and amortization	29,398	17,847
Stock-based expense	133,851	14,506
Change in deferred revenue	8,192	43,708

Adjusted EBITDA	$86,752	$112,263

Reconciliation of Net income (loss) to Non-GAAP net income
Net income (loss)	($85,351)	$16,758
Stock-based expense	133,851	14,506
Amortization of intangible assets from acquisitions	6,951	5,883
Change in deferred revenue	8,192	43,708
Legal settlements	889	—
Tax effect of non-GAAP adjustments to net income	(17,483)	(5,440)

Non-GAAP net income	$47,049	$75,415

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	707,693	358,312
Add back: assumed preferred stock conversion (1)	—	294,451
Add back: other dilutive equity awards (2)	135,993	42,097

Non-GAAP diluted shares	843,686	694,860

Non-GAAP net income per share:	$0.06	$0.11

Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$78,817	$103,657
Acquisition of property and equipment	(34,994)	(50,222)
Excess tax benefits from stock-based awards	—	—

Free cash flow	$43,823	$53,435

(1)	Gives effect to the conversion of convertible preferred stock into common stock as though the conversion had occurred at the beginning of the period.
(2)	Gives effect to all dilutive awards outstanding, including stock options, warrants, unvested restricted shares and unvested restricted stock units that were excluded from the GAAP diluted earnings per share calculation because they were anti-dilutive as a result of our net loss position or they were considered participating securities and excluded from dilutive shares outstanding in accordance with GAAP. For comparability purposes, the impact of unvested restricted stock units, which were excluded from GAAP weighted-average diluted shares outstanding in periods prior to the initial public offering are included in all periods presented.